                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                              (Amendment No. 2)*


                     Krupp Realty Limited Partnership - IV
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Units of Investor Limited Partner Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   501128201
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 11 Pages
                                 SCHEDULE 13G
===============================================================================


  CUSIP NO. 501128201
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Madison Avenue Investment Partners, LLC
      13-3959673

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION      Delaware
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,218.30 Units of Investor Limited Partner Interest

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,218.30 Units of Investor Limited Partner Interest
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,218.30 Units of Investor Limited Partner Interest

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,218.30 Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,218.30  Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.39%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

Page 3 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


  CUSIP NO. 501128201
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      First Equity Realty, LLC
      13-3827931

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION           New York
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,218.30 Units of Investor Limited Partner Interest
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,218.30 Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,218.30  Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.39%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

Page 4 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


  CUSIP NO. 501128201
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      The Harmony Group II, LLC
      13-3959664

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,218.30 Units of Investor Limited Partner Interest
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,218.30 Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,218.30  Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.39%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

Page 5 of 11 Pages
                                 SCHEDULE 13G
===============================================================================


  CUSIP NO. 501128201
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ronald M. Dickerman
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION           United States
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,218.30 Units of Investor Limited Partner Interest
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,218.30 Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,218.30  Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.39%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

Page 6 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


  CUSIP NO. 501128201
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bryan E. Gordon
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION           United States
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,218.30 Units of Investor Limited Partner Interest
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,218.30 Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,218.30  Units of Investor Limited Partner Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.39%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

Page 7 of 11 Pages
                                 SCHEDULE 13G
===============================================================================



ITEM 1(A) NAME OF ISSUER:

The name of the Issuer is Krupp Realty Limited Partnership - IV (the "Issuer")

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The address of the Issuer's principal executive offices is One Beacon Street, Boston, Massachusetts 02108.

ITEM 2(A)  NAME OF PERSONS FILING:

The names of the persons filing this Amendment No. 2 to Schedule 13G are Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"), First Equity Realty, LLC, a New York limited liability company ("First Equity"), The Harmony Group II, LLC, a Delaware limited liability company ("Harmony Group"), Ronald M. Dickerman and Bryan E. Gordon (collectively, the "Reporting Persons"). MAIP is the controlling person of various entities which are the nominee owners of, or the successors by merger to the assets of nominee owners of, Units of Investor Limited Partner Interest (the "Units") of the Issuer. These nominees, none of which beneficially own 5% or more of the Units, are ISA Partnership Liquidity Investors, Madison/AG Partnership Value Partners III, Cobble Hill Investments, LP, Madison Liquidity Investors 100, LLC, Madison Liquidity Investors 103, LLC and Madison Liquidity Investors 111, LLC.

The controlling members of MAIP are Harmony Group, of which Bryan E. Gordon is the Managing Member, and First Equity, of which Ronald M. Dickerman is the Managing Member.

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address of MAIP, Harmony Group and Mr. Gordon is P.O. Box 7533, Incline Village, Nevada 89452. The business address of First Equity and Mr. Dickerman is 410 Park Avenue, Suite 540, New York, New York 10022.

ITEM 2(C) CITIZENSHIP:

See Item 2(A) above. Each of Mr. Dickerman and Mr. Gordon is a citizen of the United States of America.

Page 8 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

The title of the class of securities to which this Schedule relates is Units of Investor Limited Partner Interest.

ITEM 2(E)  CUSIP NUMBER:  501128201

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_]  Broker or dealer registered under Section 15 of the Act

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

     (c) [_]  Insurance company defined in Section 3(a)(19) of the Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

Aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount Beneficially Owned: The Reporting Persons beneficially own an aggregate of 2,218.30 Units.

(b) Percent of Class: The Reporting Persons beneficially own 7.39% of the issued and outstanding Units.

(c)  Number of shares as to which such persons have:

     (i)    Sole power to vote or to direct the vote: 2,218.30 Units

     (ii)   Shared power to vote or to direct the vote: 2,218.30 Units

     (iii)  Sole power to dispose or to direct the disposition of: 2,218.30
            Units

     (iv)   Shared power to dispose or to direct the disposition of: 2,218.30
            Units

Page 9 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following [   ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 2(A) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

See Item 2(A) above.  In accordance with Rule 13d-1(k), the
Reporting Persons have executed a Joint Filing Agreement annexed hereto as Exhibit A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.    CERTIFICATIONS.

By signing below, the undersigned hereby certify that, to the best of their respective knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 10 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


                                   SIGNATURE

After reasonable inquiry and to the best of their respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:  February 14, 2001

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:    /s/ Ronald M. Dickerman
       -----------------------
       Ronald M. Dickerman, Managing Director


FIRST EQUITY REALTY, LLC

By:    /s/ Ronald M. Dickerman
       -----------------------
       Ronald M. Dickerman, Managing Director


THE HARMONY GROUP II, LLC

By:    /s/ Bryan E. Gordon
       -------------------
       Bryan E. Gordon, Managing Director

/s/  Ronald M. Dickerman
------------------------
Ronald M. Dickerman

/s/  Bryan E. Gordon
--------------------
Bryan E. Gordon

Page 11 of 11 Pages

                                 SCHEDULE 13G
===============================================================================


                                   Exhibit A

                             JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 2 to Schedule 13G with respect to the Units of Investor Limited Partner Interests of Krupp Realty Limited Partnership - IV, dated February 14, 2001 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated as of:  February 14, 2001

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:    /s/ Ronald M. Dickerman
       -----------------------
       Ronald M. Dickerman, Managing Director


FIRST EQUITY REALTY, LLC

By:    /s/ Ronald M. Dickerman
       -----------------------
       Ronald M. Dickerman, Managing Director


THE HARMONY GROUP II, LLC

By:    /s/ Bryan E. Gordon
       -------------------
       Bryan E. Gordon, Managing Director

/s/  Ronald M. Dickerman
------------------------
Ronald M. Dickerman

/s/  Bryan E. Gordon
--------------------
Bryan E. Gordon